Exhibit 16.1

Partnership of:
Vancouver	Robert J. Burkart, Inc.	James F. Carr-Hilton Ltd.	Kenneth P. Chong Inc.
	Alvin F. Dale Ltd.	Barry S. Hartley, Inc.	Reginald J. LaBonte Ltd.
	Robert J. Matheson, Inc.	Rakesh I. Patel Inc.	F.M. Yada FCA Inc.
South Survey	Michael K. Braun, Inc.	Peter J. Donaldson, Inc.
Port Coquitlam	Wilfred A. Jacobson, Inc.	G.D. Lee, Inc.	Fraser G. Ross, Ltd
Brian A. Shaw, Inc.

September 14, 2009

Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We are the former independent accountants for Cigma Metals Corporation (the "Company"). We have been furnished with a copy of the Company's response to Exhibit 16.1 of Form 8-K disclosing our dismissal as independent public accountants of the Company. We confirm our agreement with the statements made in such disclosure insofar as they relate to our firm. We are not in a position to agree or disagree with the statements in such disclosure regarding the appointment of or consultations with new independent accountants by the Company.

Yours truly,

/s/ DMCL

Dale Matheson Carr-Hilton LaBonte LLP
Chartered Accountants
Reginald J. LaBonte, CA
Partner - Regulatory and Assurance Group
(Incorporated professional: Reginald J. LaBonte Ltd.)

Vancouver	Suite 1500 - 1140 West Pender Street. Vancouver, B.C., Canada V6E 4G1, Tel: 604 687 4747 • Fax: 604 689 2778 - Main Reception

South Survey	Suite 301 - 1656 Martin Drive, White Rock. B.C., Canada V4A 6E7, Tel 604 531 1154 • Fax: 604 538 2613

Port Coquitlam	Suite 700 - 2755 Lougheed Highway, Port Coquitlam, B.C., Canada V3B 5V9, Tel: 604 941 8266 * Fax: 604 941 0971